Callaway Golf Company Announces Record Net Sales For The Third Quarter And First Nine Months Of 2018; Callaway Increases Full Year Net Sales And Earnings Guidance

- Third quarter 2018 net sales of $263 million, a $19 million (8%) increase compared to the third quarter of 2017.

- Third quarter 2018 income from operations of $11 million, a $5 million (77%) increase compared to the third quarter of 2017.

- Third quarter 2018 diluted earnings per share of $0.10 compared to diluted earnings per share of $0.03 for the third quarter of 2017.

- Full year 2018 net sales guidance increased to $1,230 - $1,240 million, compared to prior guidance of $1,210 - $1,225 million.

- Full year 2018 earnings per share guidance increased to $1.01 - $1.05, compared to prior guidance of $0.95 - $1.00.

CARLSBAD, Calif., Oct. 24, 2018 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today its third quarter 2018 financial results and increased its full year 2018 net sales and earnings guidance.

In the third quarter of 2018, as compared to the same period in 2017, the Company's net sales increased $19 million (8%) to $263 million, a record for the third quarter. The continued net sales growth was led by increases in Gear, Accessories and Other (29%), Putters (28%), Balls (14%), and Irons (7%). In addition to this sales growth, the Company also significantly improved its profitability, including a 77% increase in income from operations as compared to the third quarter 2017.

As a result of this better than expected quarter, the Company increased its full year sales guidance by $15 million - $20 million to $1,230 million - $1,240 million as compared to prior guidance of $1,210 million - $1,225 million. The Company also increased its full year 2018 earnings per share guidance to $1.01 - $1.05 compared to prior guidance of $0.95 - $1.00.

"The third quarter results continue what has been a tremendous year for Callaway," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "All major regions and product categories continue to perform at a high level, including our TravisMathew business which we acquired in August 2017. On a year-to-date basis, our net sales increased $205 million (24%) to $1,062 million, a record for the Company, while gross margins increased 110 basis points, and adjusted EBITDA increased $73 million or 63% compared to the same period in 2017. This is a result of the continued strength across our entire product line, favorable industry conditions, and in the first half of the year favorable foreign currency market conditions, as well as the investments we have made the last couple of years in our core business and our acquired businesses. I am pleased with our performance this year and remain optimistic about our long-term outlook."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without non-recurring items. This non-GAAP information presents the Company's financial results for the third quarter and first nine months of 2017 excluding the non-recurring transaction and transition expenses related to the OGIO and TravisMathew acquisitions. The manner in which this non-GAAP information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Third Quarter 2018 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the third quarter of 2018 (in millions, except EPS):

2018 RESULTS (GAAP)				NON-GAAP PRESENTATION
	Q3 2018	Q3 2017	Change	Q3 2018 GAAP	Q3 2017 non-GAAP	Change
Net Sales	$263	$244	$19	$263	$244	$19
Gross Profit/ % of Sales	$115 43.9%	$105 43.1%	$10 80 bps	$115 43.9%	$106 43.4%	$9 50 bps
Operating Expenses	$105	$99	$6	$105	$96	$9
Pre-Tax Income	$11	$5	$6	$11	$8	$3
Income Tax Provision	$1	$1	$0	$1	$3	$2
Net Income	$10	$3	$7	$10	$5	$5
EPS	$0.10	$0.03	$0.07	$0.10	$0.05	$0.05

	Q3 2018	Q3 2017	Change
Adj. EBITDA	$17	$13	$4

For the third quarter of 2018, the Company's net sales increased $19 million (8%) to $263 million, compared to $244 million for the same period in 2017. Net sales increased in all major regions and all product categories except Woods. The decrease in Woods sales for the quarter was expected and is a result of the product launch timing for Woods in 2018 (on a year-to-date basis, net sales of Woods increased 4.8%). The increase in net sales is attributable to the continued strength of the Company's 2018 product line and brand momentum, the addition of the TravisMathew business, and improved market conditions.

For the third quarter of 2018, the Company's gross margin increased 80 basis points to 43.9% compared to 43.1% for the third quarter of 2017. This increase was primarily driven by increased average selling prices, favorable product mix, and the TravisMathew business, which is accretive to gross margins, offset slightly by higher product costs due to more technologically advanced products.

Operating expenses increased $6 million to $105 million in the third quarter of 2018 compared to $99 million for the same period in 2017. This increase is primarily due to the addition of operating expenses from the TravisMathew business in 2018 as well as some variable expenses associated with higher core business net sales.

Third quarter 2018 earnings per share increased $0.07 (233%) to $0.10, compared to $0.03 for the third quarter of 2017. On a non-GAAP basis, 2017 third quarter earnings per share was $0.05, which excludes $0.02 per share related to the impact of the non-recurring OGIO and TravisMathew transaction and transition expenses. The increased earnings in 2018 are the result of the increased sales in the core business, the addition of the TravisMathew business, improved gross margins, operating expense leverage, and a lower tax rate due to the tax reform legislation enacted at the end of 2017.

Summary of First Nine Months 2018 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first nine months of 2018 (in millions, except EPS):

2018 RESULTS (GAAP)				NON-GAAP PRESENTATION
	Q3 YTD 2018	Q3 YTD 2017	Change	Q3 YTD 2018 GAAP	Q3 YTD 2017 non- GAAP	Change
Net Sales	$1,062	$857	$205	$1,062	$857	$205
Gross Profit/ % of Sales	$508 47.9%	$401 46.8%	$107 110 bps	$508 47.9%	$402 46.9%	$106 100 bps
Operating Expenses	$337	$301	$36	$337	$293	$44
Pre-Tax Income	$169	$91	$78	$169	$101	$68
Income Tax Provision	$36	$31	$5	$36	$34	$2
Net Income	$133	$60	$73	$133	$67	$66
EPS	$1.37	$0.62	$0.75	$1.37	$0.69	$0.68

	Q3 YTD 2018	Q3 YTD 2017	Change
Adj. EBITDA	$188	$115	$73

For the first nine months of 2018, the Company's net sales increased $205 million (24%) to a record $1,062 million, compared to $857 million for the same period in 2017. Net sales increased in all operating segments, all regions, and across all product categories. The increase in net sales is attributable to the strength of the Company's 2018 product line and continued brand momentum, a $16 million favorable impact resulting from changes in foreign currency rates, and improved market conditions. In addition, year to date net sales of gear and accessories increased significantly as a result of the Company's acquisition of TravisMathew in the third quarter of 2017.

For the first nine months of 2018, the Company's gross margin increased 110 basis points to 47.9% compared to 46.8% for the first nine months of 2017. This increase reflects an overall increase in average selling prices, the addition of the TravisMathew business, which is accretive to gross margins, and the net favorable translation impact of changes in foreign currency rates, partially offset by higher product costs as more technology is incorporated into the new product line.

Operating expenses increased $36 million to $337 million in the first nine months of 2018 compared to $301 million for the same period in 2017. This increase is primarily due to the addition of operating expenses from the TravisMathew business in 2018 as well as some variable expenses associated with higher core business net sales and continued investment in the core business.

First nine months 2018 earnings per share increased $0.75 (121%) to $1.37, compared to $0.62 for the first nine months of 2017. On a non-GAAP basis, 2017 first nine months earnings per share was $0.69, which excludes $0.07 per share related to the impact of the non-recurring OGIO and TravisMathew transaction and transition expenses. The increased earnings in 2018 reflect the increased sales in the core business, the addition of the TravisMathew business, improved gross margins, operating expense leverage, favorable foreign currency rates and hedging activities, and a lower tax rate due to the tax reform legislation enacted at the end of 2017.

Business Outlook for 2018

Basis for 2017 Non-GAAP Results. In order to make the 2018 guidance more comparable to 2017, as discussed above, the Company has presented 2017 results on a non-GAAP basis by excluding from 2017 the non-recurring expenses related to the OGIO and TravisMathew acquisitions ($0.07 per share for the full year). Furthermore, the Company excluded from full year 2017 earnings per share certain non-cash, non-recurring tax adjustments that had a negative $0.04 per share impact on 2017 earnings per share.

Full Year 2018

Given the Company's financial performance during the first nine months of 2018, the Company is increasing its full year 2018 financial guidance as follows:

	Revised 2018 GAAP Estimate	Previous 2018 GAAP Estimate	2017 Non-GAAP Results
Net Sales	$1,230 - $1,240 million	$1,210 - $1,225 million	$1,049 million
Gross Margins	46.8%	46.8%	46.0%
Operating Expenses	$447 million	$445 million	$393 million
Earnings Per Share	$1.01 - $1.05	$0.95 - $1.00	$0.53

The Company's revised 2018 net sales estimate of $1,230 million - $1,240 million represents an increase of $15 million - $20 million over its prior estimate. This would result in net sales growth of 17% - 18% in 2018 compared to 2017. The estimated incremental sales growth compared to previous estimates is expected to be driven by further increases in the core business (currently estimated at 12-13% full year sales growth compared to 2017). The increases in core business are expected to be driven by the Rogue line of woods and irons, the new Chrome Soft golf balls, including continued success of the Truvis golf balls, and continued healthy market conditions. As a result of an overall strengthening of foreign currencies during the first half of 2018, the Company currently estimates that changes in foreign currency rates will positively impact 2018 full year net sales by approximately $14 million, consistent with previous guidance.

The Company estimates that its 2018 operating expenses will increase $2 million compared to prior estimates. Variable expenses related to higher sales are causing the increase. The Company continues to realize operating expense leverage as the top line increases.

The Company increased its GAAP earnings per share guidance to $1.01 - $1.05 primarily due to the projected increase in net sales, operating expense leverage, and a lower estimated tax rate. The Company's 2018 earnings per share estimates currently assume a tax rate of approximately 21.0% and a base of 97 million shares.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Wednesday, October 31, 2018. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, as well as non-recurring OGIO and TravisMathew transaction-related expenses.

Other Adjustments. The Company presents certain of its financial results (i) excluding the 2017 non-recurring OGIO and TravisMathew transaction-related expenses and (ii) excluding the 2017 non-cash, non-recurring tax adjustments.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the Company's estimated 2018 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), future industry or market conditions, and the assumed benefits to be derived from investments in the Company's core business or the OGIO and TravisMathew acquisitions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated delays, difficulties or increased costs in integrating the acquired OGIO and TravisMathew businesses or implementing the Company's growth strategy generally; any changes in U.S. trade, tax or other policies, including impacts of the 2017 Tax Cuts and Jobs Act or restrictions on imports or an increase in import tariffs; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2017 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO and TravisMathew brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.OGIO.com, and www.travismathew.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2018	December 31, 2017
ASSETS

Current assets:
Cash and cash equivalents	$70,821	$85,674
Accounts receivable, net	130,033	94,725
Inventories	237,472	262,486
Other current assets	34,790	23,099
Total current assets	473,116	465,984

Property, plant and equipment, net	82,074	70,227
Intangible assets, net	281,064	282,187
Deferred taxes, net	65,045	91,398
Investment in golf-related ventures	70,777	70,495
Other assets	10,625	10,866
Total assets	$982,701	$991,157

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$142,661	$176,127
Accrued employee compensation and benefits	38,425	40,173
Asset-based credit facilities	4,300	87,755
Accrued warranty expense	8,532	6,657
Other current liabilities	2,400	2,367
Income tax liability	10,827	1,295
Total current liabilities	207,145	314,374

Long-term liabilities	15,792	17,408
Total Callaway Golf Company shareholders' equity	750,727	649,631
Non-controlling interest in consolidated entity	9,037	9,744
Total liabilities and shareholders' equity	$982,701	$991,157

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2018	2017
Net sales	$262,654	$243,604
Cost of sales	147,415	138,702
Gross profit	115,239	104,902
Operating expenses:
Selling	68,605	65,754
General and administrative	26,706	23,957
Research and development	9,229	9,154
Total operating expenses	104,540	98,865
Income from operations	10,699	6,037
Other income (expense), net	376	(1,462)
Income before income taxes	11,075	4,575
Income tax provision	1,335	1,486
Net income	9,740	3,089
Less: Net income attributable to non-controlling interest	223	29
Net income attributable to Callaway Golf Company	$9,517	$3,060

Earnings per common share:
Basic	$0.10	$0.03
Diluted	$0.10	$0.03
Weighted-average common shares outstanding:
Basic	94,477	94,450
Diluted	97,320	96,879

	Nine Months Ended September 30,
	2018	2017
Net sales	$1,062,156	$857,079
Cost of sales	553,758	456,297
Gross profit	508,398	400,782
Operating expenses:
Selling	234,826	205,618
General and administrative	73,008	68,976
Research and development	29,561	26,899
Total operating expenses	337,395	301,493
Income from operations	171,003	99,289
Other expense, net	(1,797)	(8,104)
Income before income taxes	169,206	91,185
Income tax provision	35,801	30,742
Net income	133,405	60,443
Less: Net income attributable to non-controlling interest	166	251
Net income attributable to Callaway Golf Company	$133,239	$60,192

Earnings per common share:
Basic	$1.41	$0.64
Diluted	$1.37	$0.62
Weighted-average common shares outstanding:
Basic	94,605	94,246
Diluted	97,076	96,343

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$133,405	$60,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,762	12,806
Inventory step-up	—	1,701
Deferred taxes, net	30,123	32,586
Non-cash share-based compensation	9,975	9,583
(Gain)/loss on disposal of long-lived assets	(30)	1,035
Unrealized (gains)/losses on foreign currency hedges	(1,138)	1,373
Changes in assets and liabilities	(66,198)	(8,742)
Net cash provided by operating activities	120,899	110,785

Cash flows from investing activities:
Capital expenditures	(26,103)	(16,846)
Investments in golf related ventures	(282)	(1,499)
Acquisitions, net of cash acquired	—	(181,824)
Proceeds from sales of property and equipment	43	560
Net cash used in investing activities	(26,342)	(199,609)

Cash flows from financing activities:
(Repayments of) proceeds from credit facilities, net	(83,455)	58,652
Repayments of long-term debt	(1,632)	—
Exercise of stock options	1,636	4,205
Dividends paid, net	(2,841)	(2,827)
Acquisition of treasury stock	(22,373)	(16,479)
Distributions to non-controlling interests	(821)	(974)
Net cash (used in) provided by financing activities	(109,486)	42,577
Effect of exchange rate changes on cash and cash equivalents	76	2,293
Net decrease in cash and cash equivalents	(14,853)	(43,954)
Cash and cash equivalents at beginning of period	85,674	125,975
Cash and cash equivalents at end of period	$70,821	$82,021

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2017(1)	Nine Months Ended September 30,		Growth		Non-GAAP Constant Currency vs. 2017(1)
	2018	2017	Dollars	Percent	Percent	2018	2017	Dollars	Percent	Percent
Net sales:
Woods	$52,420	$65,846	$(13,426)	-20.4%	-20.0%	$275,180	$262,697	$12,483	4.8%	2.9%
Irons	65,098	60,830	4,268	7.0%	7.6%	271,366	202,126	69,240	34.3%	32.4%
Putters	24,878	19,437	5,441	28.0%	28.2%	86,093	71,172	14,921	21.0%	18.4%
Golf balls	44,661	39,071	5,590	14.3%	14.8%	165,465	136,062	29,403	21.6%	20.3%
Gear/Accessories/Other	75,597	58,420	17,177	29.4%	29.9%	264,052	185,022	79,030	42.7%	40.9%
	$262,654	$243,604	$19,050	7.8%	8.3%	$1,062,156	$857,079	$205,077	23.9%	22.1%

(1) Calculated by applying 2017 exchange rates to 2018 reported sales in regions outside the U.S.

	Net Sales by Region					Net Sales by Region
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2017(1)	Nine Months Ended September 30,		Growth		Non-GAAP Constant Currency vs. 2017(1)
	2018	2017	Dollars	Percent	Percent	2018	2017(2)	Dollars	Percent	Percent
Net Sales
United States	$142,048	$123,817	$18,231	14.7%	14.7%	$608,768	$470,335	$138,433	29.4%	29.4%
Europe	33,086	32,470	616	1.9%	3.1%	130,613	119,999	10,614	8.8%	2.4%
Japan	54,434	53,062	1,372	2.6%	3.0%	183,375	147,472	35,903	24.3%	21.5%
Rest of Asia	20,878	20,384	494	2.4%	2.0%	78,712	62,952	15,760	25.0%	20.6%
Other foreign countries	12,208	13,871	(1,663)	-12.0%	-7.6%	60,688	56,321	4,367	7.8%	6.4%
	$262,654	$243,604	$19,050	7.8%	8.3%	$1,062,156	$857,079	$205,077	23.9%	22.1%

(1) Calculated by applying 2017 exchange rates to 2018 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales related to OGIO-branded products.

	Operating Segment Information					Operating Segment Information
	Three Months Ended September 30,		Growth/(Decline)			Nine Months Ended September 30,		Growth
	2018	2017	Dollars	Percent		2018	2017	Dollars	Percent
Net Sales
Golf Club	$142,396	$146,113	$(3,717)	-2.5%		$632,639	$535,995	$96,644	18.0%
Golf Ball	44,661	39,071	5,590	14.3%		165,465	136,062	29,403	21.6%
Gear/Accessories/Other	75,597	58,420	17,177	29.4%		264,052	185,022	79,030	42.7%
	$262,654	$243,604	$19,050	7.8%		$1,062,156	$857,079	$205,077	23.9%

Income (loss) before income taxes:
Golf clubs	$13,587	$10,420	$3,167	30.4%		$130,925	$83,818	$47,107	56.2%
Golf balls	4,201	5,040	(839)	-16.6%		30,014	27,500	2,514	9.1%
Gear/Accessories/Other	8,482	6,420	2,062	32.1%		52,888	27,916	24,972	89.5%
Reconciling items(1)	(15,195)	(17,305)	2,110	-12.2%		(44,621)	(48,049)	3,428	7.1%
	$11,075	$4,575	$6,500	142.1%		$169,206	$91,185	$78,021	85.6%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended September 30,
	2018	2017
	As Reported	As Reported	Acquisition Costs(1)	Non- GAAP
Net sales	$262,654	$243,604	$—	$243,604
Gross profit	115,239	104,902	(798)	105,700
% of sales	43.9%	43.1%	—	43.4%
Operating expenses	104,540	98,865	2,579	96,286
Income (loss) from operations	10,699	6,037	(3,377)	9,414
Other income (expense), net	376	(1,462)	—	(1,462)
Income (loss) before income taxes	11,075	4,575	(3,377)	7,952
Income tax provision (benefit)	1,335	1,486	(1,134)	2,620
Net income (loss)	9,740	3,089	(2,243)	5,332
Less: Net income attributable to non-controlling interest	223	29	—	29
Net income (loss) attributable to Callaway Golf Company	$9,517	$3,060	$(2,243)	$5,303

Diluted earnings (loss) per share:	$0.10	$0.03	$(0.02)	$0.05
Weighted-average shares outstanding:	97,320	96,879	96,879	96,879

(1) Represents non-recurring costs associated with the acquisitions of Ogio International, Inc. in January 2017 and TravisMathew, LLC in August 2017.

	Nine Months Ended September 30,
	2018	2017
	As Reported	As Reported	Acquisition Costs(1)	Non- GAAP
Net sales	$1,062,156	$857,079	$—	$857,079
Gross profit	508,398	400,782	(798)	401,580
% of sales	47.9%	46.8%	—	46.9%
Operating expenses	337,395	301,493	8,789	292,704
Income (loss) from operations	171,003	99,289	(9,587)	108,876
Other expense, net	(1,797)	(8,104)	—	(8,104)
Income (loss) before income taxes	169,206	91,185	(9,587)	100,772
Income tax provision (benefit)	35,801	30,742	(3,232)	33,974
Net income (loss)	133,405	60,443	(6,355)	66,798
Less: Net income attributable to non-controlling interest	166	251	—	251
Net income (loss) attributable to Callaway Golf Company	$133,239	$60,192	$(6,355)	$66,547

Diluted earnings (loss) per share:	$1.37	$0.62	$(0.07)	$0.69
Weighted-average shares outstanding:	97,076	96,343	96,343	96,343

(1) Represents non-recurring costs associated with the acquisitions of Ogio International, Inc. in January 2017 and TravisMathew, LLC in August 2017.

CALLAWAY GOLF COMPANY
Non-GAAP Reconciliation and Supplemental Financial Information
(Unaudited)
(In thousands)

	2018 Trailing Twelve Month Adjusted EBITDA					2017 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	December 31,	March 31,	June 30,	September 30,		December 31,	March 31,	June 30,	September 30,
	2017	2018	2018	2018	Total	2016	2017	2017	2017	Total
Net income (loss)	$(19,386)	$62,855	$60,867	$9,517	$113,853	$123,271	$25,689	$31,443	$3,060	$183,463
Interest expense, net	2,004	1,528	1,661	1,056	6,249	348	715	550	642	2,255
Income tax provision (benefit)	(4,354)	17,219	17,247	1,335	31,447	(137,193)	13,206	16,050	1,486	(106,451)
Depreciation and amortization expense	4,799	4,737	5,029	4,996	19,561	4,045	4,319	4,178	4,309	16,851
EBITDA	$(16,937)	$86,339	$84,804	$16,904	$171,110	$(9,529)	$43,929	$52,221	$9,497	$96,118
Ogio & TravisMathew acquisition costs	1,677	—	—	—	1,677	—	3,956	2,254	3,377	9,587
Adjusted EBITDA	$(15,260)	$86,339	$84,804	$16,904	$172,787	$(9,529)	$47,885	$54,475	$12,874	$105,705

CALLAWAY GOLF COMPANY
Reconciliation of Non-GAAP Third Quarter and Full Year 2017 Results
(Unaudited)
(In thousands)

	Year Ended December 31, 2017
	Total As Reported	Acquisition Costs(1)	Non-Cash Tax Adjustment(2)	Non-GAAP
Net sales	$1,048,736	$—	$—	$1,048,736
Gross profit	480,448	(2,439)	—	482,887
% of sales	45.8%	—	—	46.0%
Operating expenses	401,611	8,825	—	392,786
Income (loss) from operations	78,837	(11,264)	—	90,101
Other expense, net	(10,782)	—	—	(10,782)
Income (loss) before income taxes	68,055	(11,264)	—	79,319
Income tax provision (benefit)	26,388	(4,118)	3,394	27,112
Net income (loss)	41,667	(7,146)	(3,394)	52,207
Less: Net income attributable to non-controlling interest	861	—	—	861
Net income (loss) attributable to Callaway Golf Company	$40,806	$(7,146)	$(3,394)	$51,346

Diluted earnings (loss) per share:	$0.42	($0.07)	($0.04)	$0.53
Weighted-average shares outstanding:	96,577	96,577	96,577	96,577

(1) Represents non-recurring costs associated with the acquisitions of Ogio International, Inc. in January 2017, and TravisMathew, LLC in August 2017.

(2)  Represents approximately $7.5 million of non-recurring income tax expense resulting from the 2017 Tax Cuts and Jobs Act, partially offset by a non-recurring benefit of approximately $4.1 million related to the revaluation of taxes on intercompany transactions, resulting from the 2016 release of the valuation allowance against the Company's U.S. deferred tax assets.